EXHIBIT 99.1

SECRETARY'S CERTIFICATE

I, Janice Bishop, Secretary of Barings BDC, Inc. (the "Company" or "BBDC"), hereby certify that the following resolutions, which were revised from resolutions adopted on November 6, 2018 to reflect a new carrier, were adopted by the Board of Directors of the Company, including a majority of the Directors who are not "interested persons" of the Company as defined in the Investment Company Act of 1940, as amended, (the "1940 Act") on February 25, 2019 and remain in full force and effect:

WHEREAS:	Section 17(g) and Rule 17g-1 of the Investment Company Act of 1940, as amended, require that BBDC provide and maintain a fidelity bond issued by a reputable fidelity insurance company;

WHEREAS:
The Risk Management Department of Massachusetts Mutual Life Insurance Company ("MassMutual") surveyed the availability of appropriate fidelity bonds from Great American Insurance Company ("Great American"), Tokio Marine and other insurers;

WHEREAS:	The carrier for coverage is Tokio Marine, a general insurance organization that currently carries an A.M. Best rating of A;

WHEREAS:	The minimum amount of coverage for BBDC under the U.S. Securities and Exchange Commission (the "SEC") rules is $1,250,000;

WHEREAS:	The minimum amount for a fidelity bond for BBDC is $1,250,000, so a proposed bond in the amount of $1,250,000 is recommended for the December 5, 2018 to November 4, 2019 period; and

WHEREAS:
The total proposed premium for the fidelity bond is $3,870.  The fidelity bond carries no deductible for fidelity coverage as required by SEC regulations, and carries a $5,000 or $10,000 deductible for various optional coverages; it is therefore:

RESOLVED:
That Tokio Marine and its affiliated companies carrying its group financial rating be, and they hereby are, approved for the bonding of officers and employees of BBDC as required by law, including a requirement for a 60-day notice of any cancellation, termination or modification; that all officers and employees of BBDC or of its investment adviser having access to the securities of BBDC be bonded under a "Registered Management Investment Company Bond", the bond to be in the total amount of $1,250,000, to indemnify BBDC against larceny and embezzlement, which the Directors, including a majority of those not "interested persons" (as defined by the Investment Company Act of 1940, as amended) hereby, in light of the value and nature of the assets, the persons having access thereto and the custody arrangements therefore, find to be reasonable;

RESOLVED:
That the payment by BBDC of the estimated total 11-month premium of $3,870 for coverage commencing December 5, 2018 and ending November 4, 2019, is found to be reasonable and officers authorized to make disbursements are directed to pay the 11-month premium; and

RESOLVED:
That the Secretary or any Assistant Secretary be, and they each hereby are, authorized to file a copy of this resolution and the bond or any other papers pertaining thereto with the SEC, to file all notices of claims and settlements under the bond as required by law and regulations of the SEC and to make such other filings and give such other notices as required by Rule 17g-1(g).

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of October 2019.

________________________ Janice M. Bishop Secretary, Barings BDC, Inc.